Exhibit 10.4



November 23, 1994




Alamco, Inc.
200 West Main Street
P. O. Box 1740
Clarksburg, W. Va. 26301

Attention:  Ms. Bridget Furbee

Dear Ms. Furbee:

This Letter Agreement (Agreement) shall set forth the terms and conditions under which Seller will sell, and Buyer will purchase volumes of natural gas.

WHEREAS, Seller has offered to Buyer certain volumes of natural gas not present-ly dedicated under Gas Purchase Contract No. 9131; and

WHEREAS, Buyer will purchase said volumes on a non-discriminatory basis, to the extent operationally feasible; and

WHEREAS, the volumes purchased under this Letter Agreement shall be measured at various delivery points (Delivery Points), listed on Exhibit A, as amended from time to time.

NOW, THEREFORE, in consideration of the foregoing, Buyer and Seller agree as follows:

Subject to the applicable regulations of the Public Service Commission of West Virginia, (Commission), Buyer agrees to purchase, on a non-discriminatory basis, and to the extent operationally feasible, certain volumes of natural gas to be measured at those Delivery Points listed on Exhibit A, as amended from time to time.

Commencing November 1, 1994 and extending through April 30, 1995 and month to month thereafter, the price to be paid (per MMBtu) for natural gas purchased hereunder shall be set each month at ninety-eight percent (98%) of "Inside F.E.R.C.'s" Gas Market Report, "Price of Spot Gas Delivered to Pipelines", for deliveries of Appalachian production into the dry transmission system of CNG Transmission Corporation (CNGT).

The specific posting to be used for the pricing of all production hereunder shall be that set forth under the column labeled "Index" and described as "CNG Transmission Corporation: Appalachia".

In the event that "Inside F.E.R.C.'s" Gas Market Report ceases to be published, then the parties will immediately negotiate in good faith to agree upon a substitute publication or posting. If the parties, after good faith efforts, fail to agree upon a substitute posting or publication within thirty (30) days of said cessation, then the price to be paid for all production purchased hereunder after that date shall be at the "Natural Gas Intelligence" Gas Price Index's Spot Gas prices" for deliveries of Appalachian production into the dry transmission system of CNGT.

Seller grants Buyer the right to act as Seller's Agent to market Seller's production at contract rates.

If the foregoing is acceptable to you, please execute both originals of this letter in the spaces provided. Return one executed original to this office and retain one original for your files.

Very truly yours,

/s/ Nancy M. Aucremanne
Manager, Gas Supply

Accepted and Agreed to

this 9th day of December, 1994

ALAMCO, INC.

By:  /s/ Richard R. Hoffman
Its:  Executive Vice President



EXHIBIT A

            Well Name                   API No.                     MID No.

            Laurita (A-1974)            47-061-1123                 1091201
            Paulak (A-1969)             47-061-1118                 1091201
            Forlini (A-1958)            47-061-1113                 1093101